Exhibit 99.1

AMSC REPORTS SECOND QUARTER
FISCAL YEAR 2009 FINANCIAL RESULTS

- - - - -
Increased Revenues 85 Percent Year Over Year
Grew Non-GAAP EPS to $0.19
Generated $35.8 million in Cash From Operations
Increased Backlog to $587 million
Revenue and Net Income Forecasts Increased for Full Year Fiscal 2009

DEVENS, Mass., October 29, 2009 – American Superconductor Corporation (NASDAQ: AMSC), a global energy technologies company, today reported record financial results for the second quarter of its fiscal year 2009 ended September 30, 2009.

Revenues for the second quarter of fiscal 2009 were $74.7 million, an 85 percent increase over $40.4 million in revenues for the second quarter of fiscal 2008. Gross margin for the second quarter of fiscal 2009 was 38.9 percent, which compares with 26.5 percent for the second quarter of fiscal 2008.

AMSC generated GAAP net income of $4.3 million, or $0.10 per diluted share, for the second quarter of fiscal 2009. This compares with a GAAP net loss for the second quarter of fiscal 2008 of $4.1 million, or $0.10 per share. The company generated non-GAAP net income of $8.7 million, or $0.19 per diluted share, for the second quarter of fiscal 2009. This compares with a non-GAAP net loss of $1.4 million, or $0.03 per share, for the second quarter of fiscal 2008. Please refer to the financial table included below for a reconciliation of GAAP to non-GAAP results.

Cash, cash equivalents, marketable securities and restricted cash at September 30, 2009 were $141.1 million. This compares with $103.2 million as of June 30, 2009 and $117.2 million as of March 31, 2009.

The company reported backlog as of September 30, 2009 of approximately $587 million compared with $497 million as of June 30, 2009.

“Our team executed extremely well on all fronts, and we exceeded all of our financial objectives for the second fiscal quarter,” said Greg Yurek, AMSC’s founder and chief executive officer. “In addition to the 3 MW core electrical component contract we signed with Sinovel Wind Co., Ltd. valued at more than $100 million, our second-quarter bookings also included electrical system orders from several other wind turbine customers and a series of power grid sales in Australia, China, the United Kingdom and the United States. This positions us for continued strong growth in the second half of our fiscal year, and we have therefore increased our forecasts for revenues and net income for full year fiscal 2009.”

Financial Forecast
“For the full year fiscal 2009, we are increasing our revenue guidance from a range of $260 million to $270 million to a range of $300 million to $310 million,” said David Henry, AMSC senior vice president and chief financial officer. “We are increasing our gross margin forecast from a range of 32 percent to 34 percent to a range of 34 percent to 35 percent. Our GAAP net income forecast for fiscal 2009 is being increased from a range of $5.0 million to $7.0 million, or $0.11 to $0.16 per diluted share, to a range of $11.0 million to $13.0 million, or $0.24 to $0.29 per diluted share. AMSC’s non-GAAP net income forecast has increased from a range of $18 million to $21 million, or $0.41 to $0.47 per diluted share, to a range of $27.0 million to $29.0 million, or $0.59 to $0.64 per diluted share.”

“We expect to increase revenues quarter over quarter through the remainder of fiscal 2009,” Henry continued. “We now expect to generate a GAAP profit in the third fiscal quarter, whereas we previously forecasted the potential for a small GAAP net loss. Non-GAAP earnings per share for the third fiscal quarter are expected to be approximately half of our second-quarter non-GAAP earnings per share due to lower-margin shipments and a planned increase in operating expenses to support future growth. Earnings are expected to increase again in our fourth fiscal quarter, consistent with our current full fiscal year forecast.”

Please refer to the financial table included below for a reconciliation of GAAP to non-GAAP forecasts.

Conference Call Reminder
In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing 913-312-1482 and using conference ID 7640398. A telephonic playback of the call will be available from 1:00 p.m. ET on October 29, 2009 through 1:00 p.m. ET on November 5, 2009. Please call 888-203-1112 and refer to conference ID 7640398 to access the playback.

About American Superconductor (NASDAQ: AMSC)
AMSC offers an array of proprietary technologies and solutions spanning the electric power infrastructure – from generation to delivery to end use. The company is a leader in alternative energy, providing proven, megawatt-scale wind turbine designs and electrical control systems. The company also offers a host of Smart Grid technologies for power grid operators that enhance the reliability, efficiency and capacity of the grid, and seamlessly integrate renewable energy sources into the power infrastructure. These include superconductor power cable systems, grid-level surge protectors and power electronics-based voltage stabilization systems. AMSC’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

# # # #

American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, D-VAR, dSVC, PowerModule, PQ-IVR, Secure Super Grids, Windtec and SuperGEAR are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries. All other brand names, product names or trademarks belong to their respective holders. The Windtec logo and design is a registered European Union Community Trademark.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: we have a history of operating losses, and we may incur losses in the future; a significant portion of our revenues are derived from a single customer, and a reduction in business with this customer could adversely affect our operating results; adverse changes in domestic and global economic conditions could adversely affect our operating results; changes in exchange rates could adversely affect our results from operations; our common stock may experience extreme market price and volume fluctuations, which may prevent our stockholders from selling our common stock at a profit and could lead to costly litigation against us that could divert our management’s attention; if we fail to implement our business strategy, our financial performance and our growth could be materially and adversely affected; we may not realize all of the sales expected from our backlog of orders and contracts; many of our revenue opportunities are dependent upon subcontractors and other business collaborators, and a reduction in orders stemming from these companies could adversely affect our operating results; our products face intense competition, which could limit our ability to acquire or retain customers; our success is dependent upon attracting and retaining qualified personnel and our inability to do so could significantly damage our business and prospects; and our international operations are subject to risks that we do not face in the U.S., which could have an adverse effect on our operating results. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Six months ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Power Systems	$71,791	$35,576	$142,487	$71,506
Superconductors	2,881	4,799	5,185	8,686

Total revenues	74,672	40,375	147,672	80,192

Cost of revenues	45,637	29,670	96,054	57,866

Gross profit	29,035	10,705	51,618	22,326

Operating expenses:
Research and development	5,416	4,688	9,944	9,601
Selling, general and administrative	12,712	8,849	23,597	17,742
Amortization of acquisition related intangibles	460	481	905	984
Restructuring and impairments	117	500	451	500

Total operating expenses	18,705	14,518	34,897	28,827

Operating income (loss)	10,330	(3,813)	16,721	(6,501)

Interest income	190	801	433	1,576
Other income (expense), net	(871)	481	(2,847)	(1,990)

Income (loss) before income tax expense	9,649	(2,531)	14,307	(6,915)

Income tax expense	5,309	1,537	8,175	3,256

Net income (loss)	$4,340	$(4,068)	$6,132	$(10,171)

Net income (loss) per common share
Basic	$0.10	$(0.10)	$0.14	$(0.24)

Diluted	$0.10	$(0.10)	$0.14	$(0.24)

Weighted average number of common shares outstanding
Basic	44,247	42,745	44,020	42,380

Diluted	45,233	42,745	44,922	42,380

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	March 31,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$86,752	$70,674
Marketable securities	36,177	39,255
Accounts receivable, net	47,004	50,103
Inventory	29,187	35,129
Restricted cash	6,398	5,872
Prepaid expenses and other current assets	10,143	10,313
Deferred tax assets, net	1,102	1,160

Total current assets	216,763	212,506

Property, plant and equipment, net	54,435	54,838
Goodwill	39,217	26,233
Intangibles, net	8,763	8,859
Restricted cash	1,634	1,406
Marketable securities	10,127	—
Other assets	12,765	5,264

Total assets	$343,704	$309,106

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$57,832	$60,253
Deferred revenue	18,244	21,066

Total current liabilities	76,076	81,319

Deferred revenue	9,156	4,902
Deferred tax liabilities, net	877	840
Other	241	184

Total liabilities	86,350	87,245

Stockholders’ equity:
Common stock	441	433
Additional paid-in capital	675,209	653,052
Accumulated other comprehensive loss	2,709	(4,487)
Accumulated deficit	(421,005)	(427,137)
Total stockholders’ equity	257,354	221,861

Total liabilities and stockholders’ equity	$343,704	$309,106

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the six months ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$6,132	$(10,171)
Adjustments to reconcile net income/(loss) to net cash used in operations:
Depreciation and amortization	4,704	4,134
Stock-based compensation expense	6,918	5,194
Stock-based compensation expense—non-employee	30	42
Allowance for doubtful accounts	52	778
Re-valuation of warrant	—	1,334
Deferred income taxes	(1,111)	616
Other non-cash items	382	489
Changes in operating asset and liability accounts, excluding the effect of acquisition:
Accounts receivable	3,010	4,837
Inventory	6,235	(4,762)
Prepaid expenses and other current assets	712	(1,780)
Accounts payable and accrued expenses	(4,810)	(1,044)
Deferred revenue	(567)	3,853

Net cash provided by operating activities	21,687	3,520

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,741)	(3,303)
Purchase of marketable securities	(40,533)	(62,217)
Proceeds from the maturity of marketable securities	33,374	34,679
Change in restricted cash	(546)	5,785
Purchase of intangible assets	(843)	(612)
Change in other assets	(617)	(84)

Net cash used in investing activities	(11,906)	(25,752)

Cash flows from financing activities:
Proceeds from exercise of employee stock options	4,068	11,997

Net cash provided by financing activities	4,068	11,997

Effect of exchange rate changes on cash and cash equivalents	2,229	(1,805)

Net increase (decrease) in cash and cash equivalents	16,078	(12,040)

Cash and cash equivalents at beginning of period	70,674	67,834

Cash and cash equivalents at end of period	$86,752	$55,794

Supplemental schedule of cash flow information:
Non-cash contingent consideration in connection with acquisitions	$10,828	$9,784
Non-cash issuance of common stock	320	301

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(In thousands, except per share data)

	Three months ended		Six months ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income (loss)	$4,340	$(4,068)	$6,132	$(10,171)
Amortization of acquisition-related intangibles	460	481	905	984
Restructuring and impairments	117	500	451	500
Stock-based compensation	3,852	2,895	6,918	5,194
Re-valuation of stock warrants	—	(1,062)	—	1,334
Tax effects	(93)	(98)	(181)	(201)

Non-GAAP net income (loss)	$8,676	$(1,352)	$14,225	$(2,360)

Non-GAAP earnings (loss) per share	$0.19	$(0.03)	$0.32	$(0.06)

Weighted average shares outstanding *	45,233	42,745	44,922	42,380

• Diluted shares are used for periods where non-GAAP net income is generated.

Reconciliation of Forecast GAAP Net Income to Non-GAAP Net Income for Fiscal Year 2009
(In millions, except per share data)

	Low	High
Net Income	$11.0	$13.0
Amortization of acquisition-related intangibles	1.9	1.9
Stock-based compensation	14.0	14.0
Restructuring	0.5	0.5
Tax effects	(0.4)	(0.4)

Non-GAAP net income	$27.0	$29.0

Non-GAAP net income per share	$0.59	$0.64

Diluted shares outstanding	45.5	45.5

Note: Non-GAAP net income (loss) is defined by the company as net income (loss) before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation, re-valuation of stock warrants, other unusual charges and any tax effects related to these items. The company believes non-GAAP net income (loss) is an important measurement for management and investors given the effect that these non-cash or non-recurring charges have on the company’s net income (loss). The company regards non-GAAP net income (loss) as a useful measure of operating performance and cash flow to complement operating income, net income (loss) and other GAAP financial performance measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income (loss) is set forth in the table above.

Contact Information:
Jason Fredette
Director, Corporate Communications
American Superconductor Corporation (NASDAQ: AMSC)
978-842-3177
jfredette@amsc.com